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2nd Request
Urgent Proxy Information
Please cast your vote now!
SPARTAN(registered trademark) AGGRESSIVE MUNICIPAL FUND
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on an important proposal that affects your fund. This information described the proposal and asked for your vote on this important issue. It has been called to our attention that we have not yet received your ballot. I am writing to remind you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card that lists the proposal. YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.
To cast your ballot, simply record your vote on the enclosed proxy card. You can mail your signed proxy card in the postage paid envelope, or fax your signed proxy card to 1-888-451-8683. If you choose to fax, please fax both the front and back of your card. Whether you mail or fax your card, please be sure to sign the proxy card.
VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
If you have already voted, thank you for your prompt response. If you have any further questions, please call Fidelity at 1-800-544-6666. Thank you. We appreciate your immediate attention.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer

Automated Proxy Vote Reminder Message
MIS Script
Hello:
This is a brief recorded message from Fidelity Investments about the shareholder meeting material and proxy card that was recently mailed to you.
Your participation in the vote is important, no matter how large or small your holdings may be. We want to make sure you have every opportunity to vote on the matters that affect your fund.
Please review the materials carefully, and return the proxy card today. If you have any questions, please call us at 1-800-544-6666.
Your vote is important and we appreciate your cooperation.
If you have already mailed in your proxy, please accept our thanks.
Good-bye.
C:\proxy\MIS_scrp.doc